Exhibit 15(a)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND
                            MASTER DISTRIBUTION PLAN
                               FOR CLASS B SHARES

Section 1. Scudder Variable Life Investment Fund (the "Fund") is an open-end management investment company formed under the laws of the Commonwealth of Massachusetts, the shares of beneficial interest ("Shares") of the portfolios of which (each, a "Portfolio") may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts"). The shares of each Portfolio may be issued in multiple classes, and as used in this Plan, the term "Shares" pertains only to Class B shares of a Portfolio.

Section 2. This Plan will pertain to Shares of each of the following Portfolios of the Fund: International Portfolio, Bond Portfolio, Capital Growth Portfolio, Growth and Income Portfolio, Balanced Portfolio and Global Discovery Portfolio. This Plan shall also apply to the Class B Shares of any other Portfolio of the Fund as shall be designated from time to time by the Board of Trustees of the Fund in any supplement to the Plan ("Supplement").

Section 3. In order to provide for the implementation of the payments provided for pursuant to this Distribution Plan (the "Plan"), the Fund may enter into an Underwriting Agreement (the "Agreement") with Scudder Investor Services, Inc. ("SIS"), pursuant to which SIS will serve as the distributor of the Fund's Shares, and pursuant to which each Portfolio participating in this Plan may pay SIS for remittance to a Life Company for various costs incurred or paid by the Life Company in connection with the distribution of Shares of that Portfolio. Such Agreement, or any modification thereof, shall become effective with respect to Class B Shares of any Portfolio in compliance with Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), and Rule 12b-1 thereunder as the same may be amended from time to time.

Section 4. Upon effectiveness of this Plan with respect to Shares of a Portfolio, the Fund, on behalf of such class, may make payments quarterly to SIS for remittance to a Life Company, in order to pay or reimburse such Life Company for Distribution Expenses (as defined below) incurred or paid (as the case may be) by such Life Company and approved by the Fund's Board of Trustees in the manner provided under Section 8 hereof, provided that no such payment shall be made with respect to any quarterly period in excess of an amount determined for such period at the annual rate of .25% of the average daily net asset value of the Shares of such Portfolio attributable to that Life Company's Variable Contract owners during that quarterly period. The value of the net assets of Class B Shares of a Portfolio shall be determined in accordance with the Declaration of Trust of the Fund, as the same may be amended from time to time.


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Section 5. Expenses payable pursuant to this Plan ("Distribution Expenses") may include, but not necessarily be limited to, the following costs:

     (a) of the printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners;

     (b) relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use within the Life Company, or for broker-dealer only use or retail use;

     (c) of holding seminars and sales meetings designed to promote the distribution of Fund Shares;

     (d) of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios, including the performance of the Portfolios;

     (e) of training sales personnel regarding the Fund;

     (f) of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund;

     (g) of personal service and/or maintenance of Variable Contract owner accounts with respect to Fund Shares attributable to such accounts ; and

     (h) of financing any other activity that the Fund's Board of Trustees determines is primarily intended to result in the sale of Shares.

Section 6. This Plan shall not take effect with respect to Class B Shares of a Portfolio until it has been approved by a vote of at least a majority of the outstanding Class B Shares of that Portfolio. For purposes of this Section 6, as well as Section 9 and Section 10, of the Plan, the phrase "majority of the outstanding Class B Shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" as defined in the Act.

Section 7. This Plan, together with the Agreement, shall not take effect until they have been approved by a vote of the majority of trustees of the Fund and of those trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act), and who have no direct or indirect financial interest in the operation of this Plan or in the Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such Agreement.

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Section 8. This Plan shall continue in effect for as long as such continuance is specifically approved by the trustees of the Fund and the Independent Trustees at least annually in the manner provided in Section 7. In connection with the annual review and approval of such continuance, SIS shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

Section 8(a) SIS shall, with respect to each Class B of each Portfolio for which payments of Distribution Expenses are proposed to be made, submit at least quarterly, reports (A) describing the Distribution Expenses with respect to such class of the Portfolio incurred or paid by each Life Company since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that class of the Portfolio and (B) requesting payment or reimbursement therefor (as the case may be).

     In the event that amounts of Distribution Expenses are not specifically attributable to the distribution of Shares of any particular Portfolio, SIS may allocate Distribution Expenses to Class B of each Portfolio deemed by the Board to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such class during the previous period to the aggregate average daily net assets of all such classes for such period, provided, however that any such allocation may be subject to such adjustments as SIS shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Board of Trustees.

     8(b) The Board of Trustees will review each quarterly report of, and request for, payment of Distribution Expenses at its regular meeting held after the making of such request, and SIS shall receive from the Fund, on behalf of Class B of any Portfolio, only an amount for such Distribution Expenses as is approved by the Board of Trustees, including a majority of the Independent Trustees. The Fund will make payment of the amount of Distribution Expenses so approved as soon as reasonably practicable after such approval.

Section 9. This Plan may be terminated as to Class B of a Portfolio at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class B Shares of that Portfolio.

Section 10. Any Agreement related to this Plan shall be in writing and shall provide in substance:

     (a) That any such Agreement, with respect to Class B of a Portfolio, may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class B Shares of that Portfolio, on not more than 60 days' written notice to SIS.

     (b) That such Agreement shall terminate automatically in the event of its assignment.

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Section 11. This Plan may not be amended to increase materially the amount that may be spent for distribution by Class B of a Portfolio without the approval of Class B shareholders of that Portfolio, and any material amendment to the Plan must be approved by the Board of Trustees of the Fund, including the Independent Trustees, in the manner provided in Section 7.

Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Trustees of the Fund, including the vote of a majority of Independent Trustees. The Board of Trustees of the Fund, by such a vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 12. So long as this Plan is in effect, the selection and nomination of persons to be trustees of the Fund who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of such disinterested trustees then in office.

Section 13. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the trustees, officers, stockholders, or other representatives of the Fund are or may be "interested persons" of SIS, or any successor or assignee thereof, or that any or all of the trustees, officers, partners, or other representatives of SIS are or may be "interested persons" of the Fund, except as otherwise may be provided in the Act.

     IN WITNESS WHEREOF, Scudder Variable Life Investment Fund has adopted this Master Distribution Plan as of the effective date of the post-effective amendment of the Fund's registration statement containing disclosure concerning the multi-class distribution system.

                                           SCUDDER VARIABLE LIFE INVESTMENT FUND

                                           By: _____________________________
                                           Title:


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